                                  EXHIBIT 14.01

                            VALERO ENERGY CORPORATION

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

This code of ethics applies to Valero Energy Corporation's principal executive officer, principal financial officer, and controller (hereafter collectively referred to as the Company's "Senior Financial Officers"). The Company has also adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of the Company. The Company's Senior Financial Officers are bound by the provisions set forth in that Code relating to, among other matters, ethical conduct, conflicts of interest and compliance with laws. In addition to that Code, the Company's Senior Financial Officers are subject to the following provisions of this code of ethics:

      1. Public Disclosure Responsibilities. The Company's Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports filed by the Company with the SEC. Accordingly, each senior financial officer is responsible for promptly bringing to the attention of the Company's Financial Reporting and Disclosure Committee (the "Disclosure Committee") any material information that he or she becomes aware of that affects the disclosures made by the Company in its public filings. In addition, each Senior Financial Officer shall otherwise assist the Disclosure Committee in fulfilling its responsibilities for accurate and timely financial reporting and disclosure.

      2. Reporting Deficiencies in Internal Control over Financial Reporting and Fraud. Each Senior Financial Officer shall promptly furnish to the Disclosure Committee and to the Audit Committee of the Company's board of directors (the "Audit Committee") any information that he or she may have concerning (a) any significant deficiencies in the design or operation of internal control over financial reporting that could adversely affect the Company's ability to record, process, summarize and report financial data, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

      3. Reporting Obligations with respect to Management and Certain Key Employees. Each Senior Financial Officer shall promptly furnish to the Company's chief legal officer or the Chief Executive Officer, and to the Chairman of the Audit Committee, any information he or she may have with respect to (i) any person in the Company's management, or (ii) any employee who has a significant role in the Company's internal control over financial reporting concerning (a) any violation of the Company's Code of Business Conduct and Ethics, or (b) any actual or apparent conflict of interest between personal and professional relationships.

      4. Reporting of Violations. Each Senior Financial Officer shall promptly furnish to the Company's chief legal officer or Chief Executive Officer, and to the Chairman of the Audit Committee, any information he or she may have concerning evidence of a material violation by the Company, or by any employee or agent thereof, of (a) any securities laws or other laws, rules or regulations applicable to the Company or the operation of its business, or (b) the Code of Business Conduct and Ethics or this Code.

      5. Disciplinary Action. (i) The board of directors of the Company (the "Board") shall determine, or designate appropriate persons to determine, appropriate actions to be taken to address any violation of this Code or the Code of Business Conduct and Ethics by any of the Company's Senior Financial Officers. Such disciplinary actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and the Code of Business Conduct and Ethics, and shall include, in the Board's discretion: (a) written notices to the individual involved that the Board has determined that there has been a violation, (b) censure by the Board, (c) demotion or re-assignment of the individual involved, (d) suspension with or without pay or benefits (as determined by the Board), and/or (e) termination of the individual's employment.

               (ii) In determining what action is appropriate in a particular case, the Board (or its designee) shall take into account all pertinent information, including the nature and severity of the violation, whether the violation was a single occurrence or one of several occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

The Company undertakes to provide disclosure, in accordance with applicable law and regulation, of any amendment to, or waiver from, the provisions of this Code.